SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                             Network Appliance, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64120L104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]  Rule 13d-1(b)

             [ ]  Rule 13d-1(c)

             [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 12 Pages

                            Exhibit Index on page 11

----------------------------------------------------------                      --------------------------------------
CUSIP NO. 641 20L 104                                             13 G                  Page 2 of 12 Pages
----------------------------------------------------------                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Vanguard IV, L.P. ("Vanguard IV")
                      Tax ID Number:    77-0316839
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
               SHARES                         75,144 shares, except that Vanguard Venture Partners, L.P. ("VVP"),
            BENEFICIALLY                      the general partner of Vanguard IV, may be deemed to have sole power
            OWNED BY EACH                     to vote these shares, and Gill, Myers and Higgerson, the general
              REPORTING                       partners of VVP, may be deemed to have shared power to vote these
               PERSON                         shares.
                WITH                 -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              75,144 shares, except that Vanguard Venture Partners, L.P. ("VVP"), the general partner of Vanguard IV, may be deemed to have sole power to dispose of these shares, and Gill, Myers and Higgerson, the general partners of VVP, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       75,144
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                      --------------------------------------
CUSIP NO. 641 20L 104                                             13 G                  Page 3 of 12 Pages
----------------------------------------------------------                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for list of Managing General Partners
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Vanguard Venture Partners, L.P. ("VVP")
                      Tax ID Number:    77-0316838
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
               SHARES                         75,144 shares, all of which are directly owned by Vanguard IV. VVP, the
            BENEFICIALLY                      general partner of Vanguard IV, may be deemed to have sole power to vote
            OWNED BY EACH                     these shares. Gill, Myers, and Higgerson, the members of VVP, may be
              REPORTING                       deemed to have shared power to vote these shares.
               PERSON                -------- ------------------------------------------------------------------------
                WITH                 6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              75,144 shares, all of which are directly owned by Vanguard IV. VVP, the general partner of Vanguard IV, may be deemed to have sole power to dispose of these shares. Gill, Myers, and Higgerson, the members of VVP, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       75,144
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                      --------------------------------------
CUSIP NO. 641 20L 104                                             13 G                  Page 4 of 12 Pages
----------------------------------------------------------                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jack M. Gill ("Gill")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
               SHARES                         62,920 shares
            BENEFICIALLY             -------- ------------------------------------------------------------------------
            OWNED BY EACH            6        SHARED VOTING POWER
              REPORTING                       75,144 shares, all of which are directly owned by Vanguard IV. Gill is a
               PERSON                         general partner of VVP, the general partner of Vanguard IV, and may be
                WITH                          deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              62,920 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              75,144 shares, all of which are directly owned by Vanguard IV. Gill is a general partner of VVP, the general partner of Vanguard IV, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       137,064
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                      --------------------------------------
CUSIP NO. 641 20L 104                                             13 G                  Page 5 of 12 Pages
----------------------------------------------------------                      --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Curtis K. Myers ("Myers")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          12,496
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        75,144 shares, all of which are directly owned by Vanguard IV. Myers is
              PERSON                          a general partner of VVP, the general partner of Vanguard IV, and may be
               WITH                           deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              12,496
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              75,144 shares, all of which are directly owned by Vanguard IV. Myers is a general partner of VVP, the general partner of Vanguard IV, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       87,640
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 641 20L 104                                             13 G                  Page 6 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Clifford H. Higgerson ("Higgerson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
               SHARES                         268,818
            BENEFICIALLY             -------- ------------------------------------------------------------------------
            OWNED BY EACH            6        SHARED VOTING POWER
              REPORTING                       75,144 shares, all of which are directly owned by Vanguard IV. Higgerson
               PERSON                         is a general partner of VVP, the general partner of Vanguard IV, and may
                WITH                          be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              268,818
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              75,144 shares, all of which are directly owned by Vanguard IV. Higgerson is a general partner of VVP, the general partner of Vanguard IV, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       343,962
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [  ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------                     -------------------------------
CUSIP NO. 641 20L 104                13 G              Page 7 of 12 Pages
----------------------------                     -------------------------------


ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Network Appliance, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  495 East Java Drive

                  Sunnyvale, CA 94089

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by Vanguard Associates IV, L.P., a Delaware limited partnership, ("Vanguard IV"), Vanguard Venture Partners, L.P., a Delaware limited partnership, ("VVP"), and Jack M. Gill ("Gill"), Curtis K. Myers ("Myers"), and Clifford H. Higgerson ("Higgerson"), the general partners of VVP. The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  VVP is the general partner of Vanguard IV, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Vanguard IV. Gill, Myers and Higgerson are the general partners of VVP, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by VVP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Vanguard Venture Partners
                  525 University Avenue, Suite 600
                  Palo Alto, California 94301

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  Vanguard IV and VVP are Delaware limited partnerships. Gill, Myers and Higgerson are United States citizens

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  64120L104

ITEM 3.           Not Applicable

----------------------------                     -------------------------------
CUSIP NO. 641 20L 104                13 G              Page 8 of 12 Pages
----------------------------                     -------------------------------

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

ITEM 1.  (a)      Amount beneficially owned:
                  -------------------------

                  See Row 9 of cover  page for each  Reporting
Person.

ITEM 2.  (b)      Percent of Class:
                  ----------------

                  See Row 11 of cover page for each  Reporting
Person.

ITEM 3.  (c)      Number of shares as to which such person has:
                  --------------------------------------------

                          (i)      Sole power to vote or to direct the vote:
                                   ----------------------------------------
                                   See Row 5 of cover page for each Reporting
                                   Person.
                          (ii)     Shared power to vote or to direct the vote:
                                   ------------------------------------------
                                   See Row 6 of cover page for each Reporting
                                   Person.
                          (iii)    Sole power to dispose or to
                                   direct the  disposition of:
                                   See Row 7 of cover page for
                                   each Reporting Person.
                          (iv) Shared power to dispose or to direct the disposition of:
                                   ------------------------------------------
                                   See Row 8 of cover page for each Reporting
                                   Person.

----------------------------                     -------------------------------
CUSIP NO. 641 20L 104                13 G              Page 9 of 12 Pages
----------------------------                     -------------------------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               ---------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x] Yes




ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
               ---------------------------------------------------------------

               Under certain circumstances set forth in the limited partnership agreements of Vanguard IV and VVP, the general and limited partners, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.



ITEM 7.

               IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:
               -----------------------------------------------------------------

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               ---------------------------------------------------------

               Not applicable.



ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:
               ------------------------------

               Not applicable

ITEM 10.       CERTIFICATION:
               -------------

               Not applicable

----------------------------                     -------------------------------
CUSIP NO. 641 20L 104                13 G              Page 10 of 12 Pages
----------------------------                     -------------------------------

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 2000


                                           VANGUARD IV, a Delaware
                                           Limited Partnership


                                           By:    /s/  Clifford H. Higgerson
                                                  ------------------------------
                                                  Clifford H. Higgerson
                                                  Authorized Signatory


                                           VANGUARD VENTURE PARTNERS, a Delaware
                                           Limited Partnership


                                           By:    /s/  Clifford H. Higgerson
                                                  ------------------------------
                                                  Clifford H. Higgerson
                                                  Authorized Signatory


                                           Jack M. Gill


                                           By:    /s/  Jack M. Gill
                                                  ------------------------------
                                                  Jack M. Gill



                                           Curtis K. Myers


                                           By:    /s/  Curtis K Myers
                                                  ------------------------------
                                                  Curtis K. Myers


                                           Clifford H. Higgerson


                                           By:    /s/  Clifford H. Higgerson
                                                  ------------------------------
                                                  Clifford H. Higgerson

----------------------------                     -------------------------------
CUSIP NO. 641 20L 104                13 G              Page 11 of 12 Pages
----------------------------                     -------------------------------


                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 12

                                    EXHIBIT A


                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Network Appliances, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 10, 2000


February 10, 2000                         VANGUARD IV, a Delaware
                                           Limited Partnership


                                           By:    /s/  Clifford H. Higgerson
                                                  ------------------------------
                                                  Clifford H. Higgerson
                                                  Authorized Signatory


February 10, 2000                          VANGUARD VENTURE PARTNERS, a Delaware
                                           Limited Partnership


                                           By:    /s/  Clifford H. Higgerson
                                                  ------------------------------
                                                  Clifford H. Higgerson
                                                  Authorized Signatory


February 10, 2000                          Jack M. Gill


                                           By:    /s/  Jack M. Gill
                                                  ------------------------------
                                                  Jack M. Gill



February 10, 2000                          Curtis K. Myers


                                           By:    /s/  Curtis K Myers
                                                  ------------------------------
                                                  Curtis K. Myers


February 10, 2000                          Clifford H. Higgerson


                                           By:    /s/  Clifford H. Higgerson
                                                  ------------------------------
                                                  Clifford H. Higgerson